EXHIBIT 10.10(d)
                                                        FORM 10-Q
                                 QUARTER ENDED SEPTEMBER 30, 2003




                            AMENDMENT NO. 3

                                   TO

                      LOAN AND SECURITY AGREEMENT

                               AND WAIVER

          THIS AMENDMENT NO. 3 (this "Amendment and Waiver") is entered into as of November 13, 2003, by and among BUCYRUS INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware ("Bucyrus"), MINSERCO, INC., a corporation organized under the laws of the State of Delaware ("Minserco") and BOONVILLE MINING SERVICES, INC., a corporation organized under the laws of the State of Delaware ("Boonville"), (Bucyrus, Minserco and Boonville, each a "Borrower" and collectively, the "Borrowers"), BUCYRUS CANADA LIMITED, a corporation organized under the laws of the Province of Ontario ("Bucyrus Canada"), BUCYRUS HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware ("Holdings") (Holdings and Bucyrus Canada, each a "Guarantor" and collectively, the "Guarantors"), the financial institutions which are now or which hereafter become a party hereto (each a "Lender" and collectively, the "Lenders"), GMAC COMMERCIAL FINANCE LLC (successor-in-interest to GMAC BUSINESS CREDIT, LLC), a limited liability company organized under the laws of the State of Delaware ("GMACCF"), as agent for Lenders (GMACCF, in such capacity, the "Agent") and BANK ONE, WISCONSIN ("BOW"), as syndication agent for Lenders (BOW, in such capacity, the "Syndication Agent").

                               BACKGROUND

          Borrowers, Guarantors, Agent, Syndication Agent and Lenders are parties to a Loan and Security Agreement dated as of March 7, 2002 (as amended by Amendment No. 1 to Loan and Security Agreement dated as of December 31, 2002, Amendment No. 2 to Loan and Security Agreement dated as of January 9, 2003, a letter amendment dated as of December 31, 2002, and as hereafter amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

          Borrowers have requested GMACCF, as a Lender, to make available to Borrowers an additional credit facility, consisting of a $7,400,000 Incremental Term Loan. Proceeds of the Incremental Term Loan shall be utilized by Borrowers to pay interest due on the Senior Unsecured Note held by Holdings in March 2004 and September 2004. In addition, Loan Parties have requested certain waivers and amendments to the Loan Agreement and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

          NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

          2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is amended as follows:

               (a)  All references in the Loan Agreement to "GMAC
BUSINESS CREDIT, LLC" shall read "GMAC COMMERCIAL FINANCE LLC" and all reference in the Loan Agreement to "GMACBC" shall read "GMACCF".

               (b) Section 1.2 of the Loan Agreement is amended by deleting the defined term "Senior Unsecured Debt Payments" and by inserting the following defined terms in their appropriate alphabetical order:

                    "Amendment 3" shall mean Amendment No. 3 to this Agreement and Waiver dated as of November 13, 2003.

                    "Amendment 3 Closing Date" shall mean the date upon which all of the conditions precedent to the effectiveness to Amendment 3 have been satisfied.

                    "Collateral Sharing Agreement" shall mean the Collateral Sharing Agreement among Agent and Lenders dated as of November 13, 2003.

                    "Contract Rate" shall have the meaning set forth in
                    Section 3.1 of this Agreement.

                    "Incremental Term Loan" shall have the meaning set forth in Section 2.3(A) of this Agreement.

                    "Incremental Term Loan Rate" shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus one and one-half percent (1.50%) with respect to that portion of the Incremental Term Loan which consists of Domestic Rate Loans (b) the sum of the Eurodollar Rate plus two and one-half percent (2.50%) with respect to that portion of the Incremental Term Loan which consists of Eurodollar Rate Loans.

               (c) The following defined terms in Section 1.2 are amended in their entirety to provide as follows:

                    "Advances" shall mean and include the Revolving Advances, Swingline Loans, Letters of Credit and the Incremental Term Loans.

                    "Committed Percentage" of any Lender for particular types of Advances shall mean the percentage set forth below such Lender's name on Schedule 1 of Amendment No. 3 as same may be adjusted upon any assignment by a Lender pursuant to Section 17.3(b) hereof.

                    "Commitments" shall mean, as to any Lender, its obligation to make particular types of Advances (including participating in Letters of Credit) in an aggregate amount not to exceed at any one time the outstanding amount set forth below such Lender's name on Schedule 1 to Amendment 3, as same may be adjusted in accordance with this Agreement.

                    "Deferral Agreement" shall mean the Amended and Restated Interest Deferral Agreement, in form and substance satisfactory to Agent, pursuant to which Holdings agrees to defer, except to the extent provided therein, the receipt of interest on not less than $75,600,000 in principal amount of the Senior Unsecured Note (less any portion thereof sold by Holdings in accordance with the provisions of such Amended and Restated Interest Deferral Agreement), until repayment in full of the Obligations in cash and termination of this Agreement.

                    "Fee Letter" shall mean, severally and collectively,
                    (a) the fee letter dated the Closing Date between Loan Parties and GMACCF in connection with this Agreement, as amended and restated on the Amendment 2 Closing Date, (b) each fee letter dated the Amendment 2 Closing Date between Loan Parties and each of the other Lenders then party to this Agreement, and (c) the fee letter dated the Amendment 3 Closing Date between Loan Parties and GMACCF.

                    "Fixed Charges" means for Loan Parties on a Consolidated Basis, for any period, the sum of (i) all Senior Debt Payments net of interest income during such period (excluding interest paid to Holdings on the Senior Unsecured Note in accordance with the Deferral Agreement), plus (ii) all income or franchise taxes paid in cash during such period net of tax refunds received in cash, plus (iii) all "earnout" payments made in cash during such period as required pursuant to the Asset Sale Agreement dated March 31, 1999 between Bucyrus Canada Acquisition, Ltd. and Bennett & Emmott (1986) Ltd.

                    "Majority Lenders" shall mean Lenders holding at least fifty-one percent (51%) of the Revolving Advances, Swingline Loans and Letters of Credit and, if no such Advances are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages relating to Revolving Advances.

                    "Required Lenders" shall mean Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Revolving Advances, Swingline Loans and Letters of Credit and, if no such Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66-2/3%) of the Commitment Percentages relating to Revolving Advances.

                    "Revolving Advances" shall mean Advances made pursuant to Section 2.1(a) of this Agreement.

                    "Undrawn Availability" at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Incremental Term
                    Loan), plus (ii) all amounts due and owing to Borrowers' trade creditors beyond normal trade terms, except to the extent the past due amount is consistent with past practices, plus (iii) fees and expenses for which Borrowers are liable to Agent and the Lenders but which have not been paid or charged to Borrowers' Account.

               (d) Section 2.2(d) of the Loan Agreement is amended by amending the last sentence thereof in its entirety to provide as follows:

                    "After giving effect to each such conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, and to the making of the Incremental Term Loan, there shall not be outstanding more than (x) six (6) Eurodollar Rate Loans, in the aggregate, with respect to Revolving Advances, and (y) one (1) Eurodollar Rate Loan with respect to each drawdown of the Incremental Term Loan.

               (e) (i) Section 2.3 is hereby amended by adding "(other than the Incremental Term Loan)" after "Advances" in the fourth line thereof, and (ii) new Section 2.3(A) is hereby added to the Loan Agreement as follows:

                    2.3(A) Incremental Term Loan. Subject to the terms and conditions of this Agreement, GMACCF, severally and not jointly with any other Lender, shall make loans to Borrowers in the aggregate sum of $7,400,000 ("incremental Term Loan"). The first $3,700,000 of the Incremental Term Loan shall be advanced on the date in March 2004 on which interest is due on the Senior Unsecured Note and the second $3,700,000 of the Incremental Term Loan shall be advanced on the date in September 2004 on which interest is due on the Senior Unsecured Note. The outstanding principal amount of the Incremental Term Loan shall be payable on the Termination Date. The Incremental Term Loan shall be evidenced by a secured promissory note ("Incremental Term Loan Note"), substantially in the form attached to Amendment 3 as Exhibit 2.3(A). The Incremental Term Loan shall be secured by the Collateral (subject to the provisions of the Collateral Sharing Agreement) and by a first priority lien upon the bank account of Holdings into which Bucyrus shall pay the March, 2004 and September, 2004 interest payments on the Senior Unsecured Note held by Bucyrus, such bank account to be subject to a blocked account agreement between the applicable bank and Agent for the benefit of the Lenders having Incremental Term Loan Commitments, in form and substance satisfactory to Agent.

               (f) Section 2.5(a) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

                    "(a) The Advances shall be due and payable in full on the Termination Date, subject to earlier prepayment as herein provided."

               (g) Section 2.6 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

                    "2.6. Repayment of Excess Advances. The aggregate balance of Revolving Advances, Swingline Loans and Letters of Credit outstanding at any time in excess of the maximum aggregate amount of such Advances permitted hereunder shall be immediately due and payable without the necessity of a demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

               (h) Section 2.12(a) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

                    "(a) Each borrowing of Advances shall be advanced according to the applicable Commitment Percentages of Lender."

               (i) Section 2.12(c)((ii) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

                    "(ii) each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded."

               (j) Section 2.13(a) of the Loan Agreement is amended by amending the last sentence thereof by adding the following proviso at the end thereof:

                    "; provided, however, in no event shall such repayments be applied to the Incremental Term Loan unless all Revolving Advances and Swingline Loans have been paid in full and all Obligations with respect to the outstanding Letters of Credit have been cash collateralized."

               (k) Section 2.14 of the Loan Agreement is hereby amended by adding the following immediately at the end thereof:

                    Borrowers shall apply the proceeds of the initial $3,700,000 drawdown of the Incremental Term Loan to pay interest due on March 15, 2004 on that portion of the Senior Unsecured Note held by Holdings as of the Amendment 3 Closing Date, and the second $3,700,000 drawdown of the Incremental Term Loan to pay interest due on September 15, 2004 on that portion of the Secured Unsecured Note held by Holdings as of the Amendment 3 Closing Date.

               (l) Section 3.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

                         3.1 Interest. Interest on Advances shall be payable to Agent for the benefit of Lenders in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest shall be calculated based upon the assumption that Revolving Advances and Swingline Loans are first advanced against the Supplemental Amount. Interest charges shall be computed on the actual principal amount of Advances (other than Letters of Credit) outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, and (ii) with respect to the Incremental Term Loan, the Incremental Term Loan Rate (as applicable, the "Contract Rate"). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, Agent may, and at the direction of Required Lenders shall, increase the interest rate so that the Obligations shall then bear interest at the applicable Contract Rate plus two (2%) percent per annum the "Default Rate").

               (m) Section 3.5 of the Loan Agreement is hereby amended by deleting "Revolving Interest Rate" and inserting "Contract Rate" in its place and stead.

               (n) Section 6.6 of the Loan Agreement is hereby amended by inserting after "subordination arrangement" and before "in favor of" the phrase "(including the Deferral Agreement)".

               (o) Section 6.8(a) of the Loan Agreement is hereby amended by deleting all references to "$26,500,000" and inserting
"$28,000,000" in their place and stead.

               (p) Section 7.1(b) of the Loan Agreement is hereby amended by adding at the end thereof "or in the Deferral Agreement; provided, however, Holdings shall deposit any proceeds from any sale of Senior Unsecured Notes into a bank account which is subject to a block account arrangement in form and substance satisfactory to Agent for the benefit of the Lenders".

               (q) Section 7.10(b) is hereby amended by (i) deleting "$1,500,000" and inserting "$1,600,000" in it place and stead and, (ii) adding at the end of clause (b) the following:

                    "may pay in 2003 up to $725,000 of management fees which were payable in 2002 but which were not paid in 2002 and"

               (r) New Section 8.3 is hereby added to the Loan Agreement which provides as follows:

                    "8.3. Conditions to Incremental Term Loan. The agreement of GMACCF to fund each drawdown of $3,700,000 under the Incremental Term Loan is subject to the satisfaction of the conditions set forth in Section 8.2 at the time of each requested drawdown, and (y) receipt by Agent of a blocked account agreement in form and substance satisfactory to Agent with respect to the bank account to which Bucyrus is directed by Holdings to remit the March 2004 and September 2004 interest payments on the Senior Unsecured Notes held by Holdings at the time of such interest payments, pursuant to which Agent obtains a first priority security interest in such bank account for the benefit of Lenders having Incremental Term Loan Commitments, it being understood that no such payment of the March 2004 or the September 2004 interest may be made to Holdings unless it has directed Bucyrus to remit such payment to the bank account which is controlled by the block account agreement."

               (s) Section 15.18 of the Loan Agreement is hereby amended by adding an additional sentence at the end thereof which provides as follows:

               "Payments received from Guarantors pursuant to this
               Article XV shall be applied in accordance with Section
               11.2 of this Agreement."

               (t) Section 17.2(b) of the Loan Agreement is amended by adding the following sentence at the end thereof:

               "Notwithstanding anything to the contrary set forth above, no supplemental agreement shall, without the consent of each Lender having an interest in the Incremental Term Loan, increase the Revolving Interest Rate or any fees payable to Lenders who have Commitments to fund Revolving Advances."

               (u) Section 17.6(A) is hereby amended by amending the notice provision for Hahn & Hessen LLP in its entirety to provide as follows:

               "with a copy to:    Hahn & Hessen LLP
                                   488 Madison Avenue
                                   New York, New York  10022
                                   Attention:  Steven J. Seif, Esq.
                                   Telephone:  (212) 488-7370
                                   Telecopier:  (212) 488-7400"

          3.   Waiver and Consent.

               (a) Subject to satisfaction of the conditions precedent set forth in Section 4 below, Agent and Required Lenders waive the mandatory reduction of the Supplemental Amount under Section 2.13(b) of the Loan Agreement solely with respect to the fiscal year commencing January 1, 2003.

               (b) To induce GMACCF to make available to Bucyrus the Incremental Term Loan and to induce Lenders to consent to the ability of Bucyrus to pay interest to Holdings on the Senior Unsecured Notes held by Bucyrus, Buyers and Holdings are entering into the Deferral Agreement (as defined on the Amendment 3 Closing Date).

          4. Conditions of Effectiveness. This Amendment and Waiver shall become effective upon satisfaction of the following conditions precedent:

               (a) Agent shall have received six (6) copies of this Amendment and Waiver duly executed by Borrowers, Guarantors and Lenders;

               (b) GMACCF shall have received a fee letter dated the Amendment 3 Closing Date between the Loan Parties and GMACCF together with payment of the fees referred to therein.

               (c) Agent shall have received, for the prorata benefit of Lenders with Commitments to fund Revolving Advances, an amendment fee equal to $95,000, which shall be charged to Borrowers' Account;

               (d) Borrowers shall have executed and delivered to GMACCF the Incremental Term Note, in the form annexed hereto as Exhibit 2.3(A), properly completed with respect to the applicable amount and date;

               (e) Bucyrus, Holdings and BNY Midwest Trust Company, as successor to Harris Bank and Trust, shall have executed and delivered to Agent an Amended and Restated Interest Payment Deferral Agreement, in the form annexed hereto as Exhibit A, setting forth the agreement of the parties thereto, Agent and the Lenders with respect to payment of interest on that portion of the Senior Unsecured Note which is held by Holdings and Holdings shall have executed the side letter in favor of GMACCF relating to the Amended and Restated Interest Payment Deferral Agreement;

               (f) Agent shall have received four (4) copies of the Collateral Sharing Agreement in substantially the form of Exhibit 1 to this Amendment and Waiver, duly executed by Agent and Lenders;

               (g) Agent shall have received Secretary's Certificates from each Loan Party authorizing the execution, delivery and performance of Amendment No. 3 and the Amended and Restated Interest Payment Deferral Agreement in form and substance acceptable to Agent; and

               (h) Agent shall have received opinions of counsel from counsel to each Loan Party in form and substance satisfactory to Agent.

          5. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

               (a) This Amendment and Waiver, and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms.

               (b) Upon the effectiveness of this Amendment and Waiver, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

               (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment and Waiver.

               (d) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement.

          6.   Effect on the Loan Agreement.

               (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

               (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

               (c) The execution, delivery and effectiveness of this Amendment shall not, except as specifically set forth in Section 3 hereof, operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

          7. Governing Law. This Amendment and Waiver shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

          8. Headings. Section headings in this Amendment and Waiver are included herein for convenience of reference only and shall not constitute a part of this Amendment and Waiver for any other purpose.

          9. Counterparts; Facsimile. This Amendment and Waiver may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

          IN WITNESS WHEREOF, this Amendment and Waiver has been duly executed as of the day and year first written above.


                              BUCYRUS INTERNATIONAL, INC.



                              By:   /s/C. R. Mackus
                              Name:   C. R. Mackus
                              Title:   V.P. Finance & Secretary


                              MINSERCO, INC.



                              By:   /s/C. R. Mackus
                              Name:   C. R. Mackus
                              Title:   V.P. Finance


                              BOONVILLE MINING SERVICES, INC.



                              By:   /s/C. R. Mackus
                              Name:   C. R. Mackus
                              Title:   V.P. Finance



                              BUCYRUS CANADA LIMITED
                              (as Guarantor)



                              By:   /s/C. R. Mackus
                              Name:   C. R. Mackus
                              Title:   V.P.


                              BUCYRUS HOLDINGS, LLC
                              (as Guarantor)



                              By:   /s/T. C. Rogers
                              Name:   Theodore C. Rogers
                              Title:



                              GMAC COMMERCIAL FINANCE LLC,
                              (successor-in-interest to GMAC BUSINESS
                              CREDIT, LLC), as a Lender and as Agent



                              By:   /s/Frank A. Chiovari
                              Name:   Frank A. Chiovari
                              Title:   Director



                              BANK ONE, WISCONSIN



                              By:   /s/Mark P. Bruss
                              Name:   Mark P. Bruss
                              Title:   First Vice President



                              MARINE BANK



                              By:   /s/William E. Shaw
                              Name:   William E. Shaw
                              Title:   Senior Vice President



                              LASALLE BANK NATIONAL ASSOCIATION



                              By:   /s/Dusko Marinovic
                              Name:   Dusko Marinovic
                              Title:   Vice President



                               SCHEDULE 1

                         Commitment of Lenders


GMAC COMMERCIAL FINANCE, LLC

Revolving Advance Commitment                      $35,000,000
Revolving Advance Commitment Percentage           46.0527%
Incremental Term Loan Commitment                  $7,400,000
Incremental Term Loan Commitment Percentage       100%

BANK ONE, WISCONSIN

Revolving Advance Commitment                      $20,000,000
Revolving Advance Commitment Percentage           26.3158%
Incremental Term Loan Commitment                  -0-
Incremental Term Loan Commitment Percentage       -0-

MARINE BANK

Revolving Advance Commitment                      $6,000,000
Revolving Advance Commitment Percentage           7.894%
Incremental Term Loan Commitment                  -0-
Incremental Term Loan Commitment Percentage       -0-

LASALLE BANK NATIONAL ASSOCIATION

Revolving Advance Commitment                      $15,000,000
Revolving Advance Commitment Percentage           19.7368%
Incremental Term Loan Commitment                  -0-
Incremental Term Loan Commitment Percentage       -0-




Exhibit A


             AMENDED AND RESTATED INTEREST PAYMENT DEFERRAL

     THIS AMENDED AND RESTATED INTEREST PAYMENT DEFERRAL (this "Amended and Restated Deferral") is entered into as of November 13, 2003 by and between Bucyrus International, Inc. a Delaware Corporation (the "Company"), Bucyrus Holdings, LLC, a Delaware limited liability company ("Holdings"), and BNY Midwest Trust Company, an Illinois trust company, as successor to Harris Trust and Savings Bank, (the "Trustee"). Capitalized terms used but not defined herein shall have the respective meanings given them in the Indenture, dated as of September 24, 1997, among the Company, the Guarantors party thereto and the Trustee (the "Indenture") governing the 9-3/4% Senior Notes due 2007 issued by the Company (the "Notes").

     WHEREAS, Holdings is a holder of Notes in the aggregate principal amount of approximately $75 million (the "Holdings Notes"); and

     WHEREAS, it is a condition to the effectiveness of Amendment No. 3 to the Loan and Security Agreement (the "Loan Agreement Amendment"), dated as of November 13, 2003, among the Company, the other Loan Parties thereto, the financial institutions party thereto, and GMAC Commercial Finance LLC (successor-in-interest to GMAC Business Credit, LLC) that Holdings agree to defer interest payments on, and to not transfer, other than as expressly permitted hereunder, the Holdings Notes as provided herein; and

     WHEREAS, the Company and Holdings will each benefit from the Loan Agreement Amendment becoming effective; and

     WHEREAS, Holdings desires, except as expressly permitted hereunder, to defer the payment of interest on the Holdings Notes by the Company, and to agree not to transfer the Holdings Notes, all on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Interest Payment Deferral. In accordance with Section 6.7 of the Indenture, Holdings hereby agrees to defer, and consents to the deferral of, the payment of interest (other than interest occurring prior to July 1, 2000) by the Company on the Holdings Notes to Holdings (as a Holder) during the period beginning on July 1, 2000 and ending on the later to occur of (a) the date (the "Payoff Date") on which all of the Obligations (as defined in the Loan Agreement) are paid in full, the Commitments (as defined in the Loan Agreement) have expired and all Letters of Credit (as defined in the Loan Agreement) have terminated or expire, or (b) March 15, 2005 (the "Deferral Period")' provided, however, that interest on the Holdings Notes shall continue to accrue during the Deferral Period, and provided, further, that the Deferral Period shall end prior to March 15, 2005 at Holdings' option, which option may be exercised only after the Payoff Date. Notwithstanding the foregoing, the Company may pay regularly scheduled payments of interest on the Holdings Notes to Holdings commencing March, 2004, provided, however, if at any time or from time to time the Company has received written notification from GMAC Commercial Finance LLC ("Agent") of the occurrence of an "Event of Default" under the Loan and Security Agreement dated as of March 7, 2002 among Company, Holdings, the other borrowers and guarantors thereto, and Agent and the other lenders thereto (the "Loan Agreement"), then payment of interest is to be deferred until Agent delivers written confirmation of the cure or waiver of the applicable Event of Default.

2. Forbearance. Each of Holdings and the Trustee hereby agrees that it shall refrain from taking any action against the Company under the Indenture in connection with the deferral of payment of interest on the Holdings Notes during the Deferral Period.

3. Transfer of Holdings Notes. Holdings may sell, assign, transfer or otherwise dispose of any interest in the Holdings Notes during the Deferral Period, provided, however, if at any time or from time to time Holdings has received written notice from Agent that an Event of Default has occurred under the Loan Agreement, then no further sales, assignments, transfers or other dispositions may be made by Holdings until Agent delivers written confirmation of the cure or waiver of the applicable Event of Default; provided, further, Holdings shall maintain the proceeds from such sales, assignments, transfers or other dispositions in a bank account which is the subject of a blocked account arrangement in form and substance satisfactory to Agent, all as required by the Loan Agreement Amendment.

4. Amendment. This Deferral may not be amended without the prior written consent of each of the parties hereto.

5. Governing Law. This Deferral shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

6. Counterparts. This Deferral may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7. Severability. In case any provision in this Deferral shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8. Assignment. All agreements of the Trustee, Holdings and the Company hereto shall bind each of their respective successors and assigns, whether so expressed or not.

          IN WITNESS WHEREOF, the parties hereto have caused this Deferral to be duly executed as of the day and year first above written.

                         BUCYRUS INTERNATIONAL, INC.


                         By:    /s/C. R. Mackus
                         Name:   C. R. Mackus
                         Title:  V.P. Finance & Secretary



                         BUCYRUS HOLDINGS LLC


                         By:    /s/T. C. Rogers
                         Name:   T. C. Rogers
                         Title:



                         BNY MIDWEST TRUST COMPANY,
                         as successor to Harris Trust And Savings Bank


                         By:    /s/Roxane Ellwanger
                         Name:   Roxane Ellwanger
                         Title:  Assistant Vice President